EXHIBIT C

Galleon Management, L.P.

General Partner:

Name	Present Business Address	Principal Business

Galleon Management, LLC,	590 Madison Ave, 34th Fl.	General partner of investment
a Delaware limited liability company	New York, NY 10022	manager

Limited Partners:

Name	Present Business Address	Present Principal Occupation

Mr. Raj Rajaratnam	590 Madison Ave, 34th Fl.	See Item 2
New York, NY 10022

Mr. Gary Rosenbach	590 Madison Ave, 34th Fl.	Partner
New York, NY 10022

Galleon Buccaneer’s Offshore, Ltd. (“Buccaneer”)

Name/Title with Buccaneer	Present Business Address	Present Principal Occupation

Mr. Raj Rajaratnam, Director	590 Madison Ave, 34th Fl.	See Item 2
New York, NY 10022

Mr. Ian Boxall, Director	340 Prospect Point Road	Retired lawyer
Grand Cayman, Cayman Islands

Mr. Robert Arnott, Director	P.O. 31695, 1 Bel Air Drive	Chartered Accountant (self
	South Sound, George Town	employed)
Grand Cayman, KY1 1207

Mr. Rajaratnam and Mr. Rosenbach are citizens of the United States.  Mr. Boxall is a British Overseas Territories Citizen—Cayman Islands, and Mr. Arnott is a citizen of the United Kingdom.